                                                                        EX 10.38
================================================================================

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                          GLOBAL VACATION GROUP, INC.,
                                    ("BUYER")


                             FRIENDLY HOLIDAYS, INC.
                                 (THE "COMPANY")


                                       AND


                   THE SHAREHOLDERS OF FRIENDLY HOLIDAYS, INC.
                                 (THE "SELLERS")





                              DATED MARCH 17, 1999

================================================================================

                                TABLE OF CONTENTS

                                                                                     Page
ARTICLE I   DEFINITIONS      6

  1.1 DEFINITIONS     6

ARTICLE II  AGREEMENT OF PURCHASE AND SALE; CLOSING       9

  2.1 AGREEMENT TO SELL AND PURCHASE        9
  2.2 PURCHASE PRICE AND ASSUMPTION OF INDEBTEDNESS       9
  2.3 PAYMENT OF PURCHASE PRICE     9
  2.4 CLOSING  9
  2.5 ESCROW ARRANGEMENTS    10
  2.6 CLOSING AUDIT   10
  2.7 POST-CLOSING NET WORTH ADJUSTMENT TO PURCHASE PRICE 10
  2.8 EARNED PAYOUT AMOUNT   11

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
SELLERS     12

  3.1 CAPITALIZATION  12
  3.2 NO LIENS ON SHARES     12
  3.3 OTHER RIGHTS TO ACQUIRE CAPITAL STOCK 12
  3.4 DUE ORGANIZATION       12
  3.5 SUBSIDIARIES    12
  3.6 DUE AUTHORIZATION      12
  3.7 FINANCIAL STATEMENTS   13
  3.8 CERTAIN ACTIONS 13
  3.9 PROPERTIES      14
  3.10 LICENSES AND PERMITS  14
  3.11 INTELLECTUAL PROPERTY 14
  3.12 COMPLIANCE WITH LAWS  15
  3.13 INSURANCE      15
  3.14 EMPLOYEE BENEFIT PLANS       15
    (a) Employee Welfare Benefit Plans      15
    (b) Employee Pension Benefit Plans      15
    (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements     16
  3.15 CONTRACTS AND AGREEMENTS     16
  3.16 CLAIMS AND PROCEEDINGS       16
  3.17 TAXES   17
  3.18 PERSONNEL      17
  3.19 BUSINESS RELATIONS    18
  3.20 CUSTOMER DEPOSITS AND BOOKINGS       18
  3.21 BANK ACCOUNTS; INVESTMENTS   18
  3.22 CUSTOMER CLAIMS       18
  3.23 BROKERS 19
  3.24 AFFILIATED TRANSACTIONS      19
  3.25 FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES  19
    (a) Funded Indebtedness  19
    (b) Letters of Credit    19
    (c) Undisclosed Liabilities     19
  3.26 YEAR 2000      19
  3.27 ARC COMPLIANCE 19
  3.28 INFORMATION FURNISHED 19

ARTICLE IV   BUYER'S REPRESENTATIONS AND WARRANTIES       20

  4.1 DUE ORGANIZATION       20
  4.2 DUE AUTHORIZATION.     20
  4.3 NO BROKERS      20
  4.4 INVESTMENT      20

ARTICLE V   COVENANTS 20

  5.1 CONSENTS OF OTHERS     20
  5.2 SELLERS' EFFORTS       20
  5.3 POWERS OF ATTORNEY     20
  5.4 CONDUCT OF BUSINESS PENDING CLOSING   20
  5.5 ACCESS TO RECORDS BEFORE EFFECTIVE DATE.     21
  5.6 PAYMENTS TO THE COMPANY BY THE SELLERS       21

ARTICLE VI  POST-CLOSING COVENANTS  21

  6.1 GENERAL. 21
  6.2 TRANSITION.     22
  6.3 CONFIDENTIALITY.       22
  6.4 COVENANT NOT TO COMPETE       22
  6.5 ADDITIONAL MATTERS     23
  6.6 LITIGATION SUPPORT.    23
  6.7 AUDITS.  23
  6.8 AEROMEXICO LAWSUIT.    24
  6.9  ARC CONSENT    24
  6.10  RECEIVABLES COLLECTION      24
  6.11  CONDUCT DURING EARNOUT PERIOD       24

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING
        24

  7.1 CONDITIONS TO BUYER'S OBLIGATIONS 24
      (a) Covenants, Representations and Warranties 24
      (b) Consents 24
      (c) Leases 24
      (d) Discharge of Indebtedness and Liens 24
      (e) Transfer Taxes 25
      (f) Intentionally Left Blank 25
      (g) Intentionally Left Blank. 25
      (h) Documents to be Delivered by the Sellers and the Company 25
        (i) Opinion of Sellers' Counsel       25
        (ii) Certificates      25
        (iii) Release   25
        (iv) Escrow Agreement  25
        (v) Termination of Employment Agreements     25
        (vi) Stock Certificates       25
        (vii) Resignation of Directors        25
  7.2 CONDITIONS TO THE SELLERS' AND THE COMPANY'S OBLIGATIONS   25
    (a) Covenants, Representations and Warranties  25
    (b) Consents      26
    (c) Escrow Agent  26
    (d) Documents to be Delivered by the Buyer     26
      (i) Opinion of Buyer's Counsel        26
      (ii) Certificates      26
      (iii) Release of Personal Guarantees  26
      (iv) Escrow Agreement  26
      (v) Employment Agreements     26
    (e) Payments to the Sellers     26
    (f)  Payments to the Company    26
  7.3 WAIVER   26

ARTICLE VIII   INDEMNIFICATION      27

  8.1 INDEMNIFICATION OF BUYER      27
  8.2 DEFENSE OF THIRD PARTY CLAIMS 28
  8.3 PROCEDURE FOR CLAIMS   28
    (a) Escrow Claims.       28
    (b) Other Claims  28
  8.4 TAX AUDITS, ETC.       28
  8.5 INDEMNIFICATION OF SELLERS    28
  8.6 LIMITS ON INDEMNIFICATION     29

ARTICLE IX   TERMINATION     29

  9.1 TERMINATION     29
  9.2 EFFECT OF TERMINATION  30

ARTICLE X   MISCELLANEOUS    30

  10.1 MODIFICATIONS; WAIVERS       30
  10.2 NOTICES 30
  10.3 COUNTERPARTS; FACSIMILE TRANSMISSION 31
  10.4 EXPENSES       31
  10.5 BINDING EFFECT; ASSIGNMENT   31
  10.6 ENTIRE AND SOLE AGREEMENT    31
  10.7 GOVERNING LAW  32
  10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS     32
  10.9 DISPUTE RESOLUTION    32
  10.10 INVALID PROVISIONS   32
  10.11 PUBLIC ANNOUNCEMENTS 32
  10.12 REMEDIES CUMULATIVE  32
  10.13 THIRD PARTIES 32
  10.14  STRICT CONSTRUCTION 33

        LIST OF EXHIBITS
        Exhibit A            Form of Escrow Agreement
        Exhibit B            Form of Opinion of Sellers' and the Company's Counsel
        Exhibit C-1          Form of Sellers' Officer's and Stockholder's Certificate
        Exhibit C-2          Form of Sellers' Secretary's Certificate
        Exhibit D            Form of Release
        Exhibit E            Sellers' Account and Wire Transfer Instructions (Section 2.3)
        Exhibit F            Articles (F-1) and Bylaws (F-2) and Qualified
                                         Jurisdictions (F-3) (Section 3.4)
        Exhibit G            List of  Properties (Section 3.9)
        Exhibit H            List of  Licenses and Permits (Section 3.10)
        Exhibit I            List of Intellectual Property (Section 3.11)
        Exhibit J            List of Insurance (Section 3.13)
        Exhibit K            List of Contracts (Section 3.15)
        Exhibit L            List of Personnel (Section 3.18)
        Exhibit M            List of Bookings, Customer Deposits, Prepayments
                                         and Refunds and Customer Claims (Section 3.20)
        Exhibit N            List of  Bank Accounts and Investments (Section 3.21)
        Exhibit O            List of Letters of Credit (Section 3.25(b))
        Exhibit P            List of Funded Indebtedness (Section 7.1(d))
        Exhibit Q            Form of Employment Agreements
        Exhibit R            Form of Consulting Agreement
        Exhibit S            Form of Opinion of Buyer's Counsel
        Exhibit T-1          Form of Buyer's Officer's Certificate
        Exhibit T-2          Form of Buyer's Secretary's Certificate



        LIST OF SCHEDULES

        Disclosure Schedule
        Ownership Schedule
        Annex I - Determination of Earned Payout Amount
        Annex II - Preliminary Closing Balance Sheet

                            STOCK PURCHASE AGREEMENT

                 THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of March 17, 1999, by and among GLOBAL VACATION GROUP, INC., a New York corporation ("BUYER"), FRIENDLY HOLIDAYS, INC., a New York corporation (the "COMPANY"), and THE SHAREHOLDERS OF THE COMPANY LISTED ON THE SIGNATURE PAGE HEREOF (each a "SELLER" and collectively, the "SELLERS").

                                    RECITALS

A. The Company is engaged in the business of providing wholesale travel sales and vacation packaging services (the "TOUR BUSINESS") to travel agents and other customers located in the United States of America (the "BUSINESS"); and

B. The Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the "SHARES"); and

C. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares owned by the Sellers on the terms and subject to the conditions hereinafter set forth in this Agreement.


                                    AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

               1.1 DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

               "AA" means Arthur Andersen LLP.

               "ADDITIONAL EARNOUT AMOUNT" has the meaning specified in Section 2.8.

               "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

               "ACQUISITION PROPOSAL" has the meaning specified in Section
5.4(d).

               "ARC" means the Airlines Reporting Corporation and any successors thereto.

               "AUDITED CLOSING BALANCE SHEET" has the meaning specified in
Section 2.6.

               "BOOKINGS" has the meaning specified in Section 3.20(b).

               "BUSINESS" has the meaning specified in the first recital of the Agreement.

               "BUYER" has the meaning specified in the first paragraph of this Agreement.

               "CLOSING" means the closing of the transfer of the Shares from the Sellers to Buyer.

               "CLOSING DATE" has the meaning specified in Section 2.4.

               "CODE" means the Internal Revenue Code of 1986, as amended.

               "COMPANY" has the meaning specified in the first paragraph of this Agreement.

               "CONFIDENTIAL INFORMATION" means (i) terms and provisions of this Agreement or the transactions to be consummated pursuant hereto, and (ii) confidential information and trade secrets of the Company or Buyer including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information (and any analyses or compilations thereof or reports thereon); contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; computer software; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (iii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

               "CONTRACTS" has the meaning specified in Section 3.15.

               "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

               "CUSTOMER CLAIMS" has the meaning specified in Section 3.20(b).

               "CUSTOMER DEPOSITS" has the meaning specified in Section 3.20(b).

               "DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement pursuant to which exceptions to the Sellers' and the Company's specific representations and warranties set forth in Article III and other applicable provisions (and listed on a Section-by-Section basis) are disclosed to Buyer pursuant to said Article III. Any exception set forth to one Section of the Disclosure Schedule shall apply to other Sections of the Disclosure Schedule to the extent that such exception would, on its face, reasonably apply to such other Sections.

               "EARNED PAYOUT AMOUNT" has the meaning specified in Section 2.8.

               "EARNOUT PERIOD" has the meaning specified in Section 2.8.

               "EFFECTIVE DATE" has the meaning set forth in Section 2.4.

               "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

               "ENVIRONMENTAL AND OSHA OBLIGATIONS" has the meaning specified in
Section 3.12.

               "EQUITABLE EXCEPTIONS" shall have the meaning specified in
Section 3.6.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ESCROW AGENT" means The Bank of New York.

               "ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Sellers, Buyer and the Escrow Agent in the form of Exhibit A.

               "ESCROW PERIOD" has the meaning specified in Section 2.5.

               "ESCROW SUM" has the meaning specified in Section 2.5.

               "FINANCIAL STATEMENTS" has the meaning specified in Section 3.7.

               "FUNDED INDEBTEDNESS" means all (i) indebtedness of the Company for borrowed money or other interest-bearing indebtedness (ii) obligations of the Company to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; (iii) indebtedness of others guaranteed by the Company or secured by an Encumbrance on the Company's property; and (iv) indebtedness of the Company under extended credit terms of more than 90 days from vendors provided to the Company; provided, however, that Funded Indebtedness shall not include any Letter of Credit unless actually drawn upon by the beneficiary thereof.

               "GAAP" shall mean generally accepted accounting principles, consistently applied.

               "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

               "GOVERNMENTAL PERMITS" has meaning specified in Section 3.10.

               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

               "IRS" means the Internal Revenue Service.

               "INDEMNIFIABLE COSTS" has the meaning specified in Section 8.1.

               "INDEMNIFIED PARTIES" has the meaning specified in Section 8.1.

        "INTELLECTUAL PROPERTY" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

               "KNOWLEDGE" (whether or not capitalized) shall mean, in respect of the Company, actual knowledge of Sellers and the executive officers; in respect of the Sellers, "Knowledge" shall mean actual knowledge of the Sellers.

               "MATERIAL" (whether or not capitalized) shall, where appropriate in context of its use in making the representations and warranties set forth in
Article III, be deemed to mean an amount of money greater than $40,000.

               "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, financial condition or prospects of the Company and its subsidiaries, taken as a whole. In determining whether a "Material Adverse Change" or "Material Adverse Effect" has occurred in the context of the use of such terms in the Company's and the Sellers' representations and warranties set forth in Article III, such terms shall refer to the occurrence of any single event, or any series of related events, or set of related circumstances, which results or is likely to result in a loss to the Company, taken as a whole, in excess of $40,000 per occurrence or $75,000 in the aggregate shall be conclusive.

               "MOST RECENT FINANCIAL STATEMENTS" has the meaning specified in
Section 3.7.

               "NET WORTH" means the difference between the Company's total assets and its total liabilities (including shareholders' equity), determined in accordance with GAAP.

               "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

               "PERMITTED EXCEPTIONS" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens arising out of the acquisition of equipment or other purchase money securities interests to the extent such liens are specifically limited to the equipment or other collateral which is the subject thereof, or (d) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

               "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

               "PRELIMINARY CLOSING BALANCE SHEET" shall mean the Company's best estimate of the Company's balance sheet as of September 30, 1998 included as part of the Company's Most Recent Financial Statements for the 12 months ended September 30, 1998 attached hereto as Annex II.

               "PTI" shall mean the pre-tax income of the Company, as calculated in accordance with GAAP and consistent with past practices, as adjusted in accordance with the provisions of Section 2.8 hereof.

               "PTI TARGET" has the meaning specified in Section 2.8.

               "PURCHASE PRICE" has the meaning specified in Section 2.2.

               "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

               "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

               "SHARES" means all of the issued and outstanding shares of the capital stock of the Company.

               "TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance or parachute, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amounts imposed thereon by any Governmental Body.

               "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                                   ARTICLE II
                     AGREEMENT OF PURCHASE AND SALE; CLOSING

               2.1 AGREEMENT TO SELL AND PURCHASE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, the Sellers agree to sell the Shares to Buyer and Buyer agrees to purchase the Shares from Sellers.

               2.2 PURCHASE PRICE. The total purchase price for the Shares (the "PURCHASE PRICE") shall be equal to $13,000,000, as adjusted by (i) the Net Worth adjustment provided in Sections 2.3(a) and 2.7 below and (ii) the amount, if any, by which the Earned Payout Amount is less than $2,750,000 as provided in
Section 2.8 below.

               2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer at the Closing (as defined in Section 2.4) as follows:

                        (a)    $9,750,000, as adjusted downward by $7,298,000,
the estimated amount necessary to increase the Company's Net Worth reflected on the Preliminary Closing Balance Sheet as of September 30, 1998 to $0 (which Net Worth estimated deficit amount of $7,298,000 shall be paid by Buyer to an account of the Company at Closing), will be paid, at the direction of the Sellers, in cash by wire transfer of funds to the Sellers' accounts as specified in Exhibit E (including the payment of $50,000 for the Sellers' covenant not to compete provided in Section 6.4);

                        (b) up to $2,250,000 shall be paid to Sellers in accordance with the earnout payments described in Section 2.8 below (with an additional potential earnout payment of up to $500,000); and

                        (c) $500,000 of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow pursuant to Section 2.5 for satisfaction of Sellers' indemnification obligations specified in Section 8.1.

               2.4 CLOSING. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at 10:00 a.m., Eastern Time, at the offices of Certilman Balin Adler & Hyman, L.L.P., 90 Merrick Avenue, East Meadow, New York 11554 on March 24, 1999, or on the date selected by Buyer (which date shall be as soon as practicable following the date on which all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied, but not later than March 31, 1999), or on such other date and time as the parties shall agree (the "CLOSING DATE"), effective as of March 17, 1999 (the EFFECTIVE DATE"). It is understood and agreed by the Buyer and Sellers that operation and control of the Company shall pass to the Buyer as of the Effective Date and that Walter Berman shall be deemed to be interim Chief Executive Officer of the Company as of the Effective Date.

               2.5 ESCROW ARRANGEMENTS. Pursuant to the Escrow Agreement to be entered into among the Sellers, Buyer and the Escrow Agent, the portion of the Purchase Price specified in Section 2.3(c) shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which, together with all interest accrued thereon, is hereinafter referred to as the "ESCROW SUM") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Sellers to Buyer pursuant to the indemnification provisions of Article VIII below. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "ESCROW PERIOD"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to Buyer in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to the Sellers. The Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

               2.6 CLOSING AUDIT. Within 120 days following the Closing Date, there shall be delivered to Buyer and to the Sellers an audit of the Preliminary Closing Balance Sheet (the "AUDITED CLOSING BALANCE SHEET"). In connection therewith, AA shall make available to Buyer and the Seller's all the customary and non-proprietary work papers of AA utilized in connection with the preparation of the Audited Closing Balance Sheet. The Preliminary Closing Balance Sheet shall be audited by AA in accordance with GAAP. AA shall also determine and review the Company's results (a) for the fiscal year ended September 30, 1998, for (b) the period from September 30, 1998 through the Effective Date, and AA will review the methodology and procedures utilized to determine the Company's fiscal 1999 budget to ensure that it is consistent with fiscal 1998 expenditures and GAAP. The cost of preparing the Audited Closing Balance Sheet shall be paid by the Buyer. In the event that the Sellers dispute any items or assumptions or methodologies regarding the Audited Closing Balance Sheet within thirty (30) days after the Sellers' receipt thereof and access to AA's working papers, the parties shall jointly select and retain an independent "Big Five" accounting firm (the "INDEPENDENT ACCOUNTANTS") to review the disputed matter(s) on the Audited Closing Balance Sheet. The final determination of such disputed matter(s) by the Independent Accountants shall be reflected on the Audited Closing Balance Sheet, which shall be final and binding on the parties for all purposes. The cost of retaining the Independent Accountants shall be borne by the Sellers, except that the Company shall reimburse the Sellers for one-half the cost of the Independent Accountants in the event that such review results in at least a $100,000 increase in the Company's Net Worth as reflected on the Audited Closing Balance Sheet prepared by AA. In determining Net Worth as of September 30, 1998, (i) all accruals on the Preliminary Closing Balance Sheet for commissions, accounts payables or other accrued liabilities shall be adjusted upward or downward based on actual payments of such commissions, accounts payable and accrued liabilities during the period following September 30, 1998 through the completion of the audit and (ii) any accounts receivable of the Company as of September 30, 1998 not collected in full by the Company as of the completion of such audit in excess of the allowance for doubtful accounts on the Preliminary Closing Balance Sheet shall be deducted from the Audited Closing Balance Sheet.

               2.7 POST-CLOSING NET WORTH ADJUSTMENT TO PURCHASE PRICE. In connection with the determination of the Earned Payout Amount pursuant to
Section 2.8 below, AA and the Independent Accountants, if any, shall review the Net Worth reflected on the Audited Closing Balance Sheet and shall give effect to the payment of commissions, accounts payables and accrued liabilities, and to the collection of accounts receivable, so reflected through January 31, 2000. If such final review determines that the Company's September 30, 1998 Net Worth is more or less than $0 (after taking into account the Buyer's contribution of cash at Closing and any contribution by Sellers required by the last sentence of this
Section 2.7), then the Purchase Price shall be adjusted upward or downward, as the case may be, by an amount equal to such excess or deficiency. The post-closing adjustment to the Purchase Price, if any, shall be paid by the Sellers to Buyer or by Buyer to Sellers, as the case may be, in immediately available funds on or prior to January 31, 2000. Notwithstanding the foregoing, in the event that the Net Worth reflected on the Audited Closing Balance Sheet as of September 30, 1998 (after review by the Independent Accountants, if any) is less than ($7,698,000), then Sellers shall pay Buyer such the amount by which the Company's Net Worth is less than ($7,698,000) within 10 days after the final completion of the Audited Closing Balance Sheet.

               2.8 EARNED PAYOUT AMOUNT. In addition to the Cash Portion of the Purchase Price, the Buyer agrees to pay to the Sellers, if earned, an earned payout amount (the "EARNED PAYOUT AMOUNT"), if any, of up to $2,250,000 based upon the attainment of at least $861,000 in PTI of the Company (the "PTI TARGET") during the 12 month period commencing October 1, 1998 (the "EARNOUT PERIOD"). The Earned Payout Amount, if any, shall be paid in cash by Buyer on or before January 31, 2000 after completion of an audit or review by AA of the Company's financial statements for the Earnout Period (which audit or review shall be consistent with the methodologies and standards utilized to prepare the Audited Closing Balance Sheet) and in accordance with the terms and conditions of Annex I attached hereto. Notwithstanding the foregoing, the full Earned Payout Amount shall still be made if the Company achieves at least $836,000 in PTI during the Earnout Period; provided, however, that in the event that the Company achieves PTI during the Earnout Period in an amount less than $836,000 but not less than $688,000, then the Earned Payout Amount shall be equal to the product of (i) the amount by which PTI during the Earnout Period exceeds $688,000 and (ii) 13. In addition, in the event that the Company's PTI during the Earnout Period exceeds the PTI Target, then Sellers shall be paid an additional amount (the "ADDITIONAL EARNOUT PAYMENT") equal to the product of (i) the amount by which PTI during the Earnout Period exceeds the PTI Target and
(ii) two (2); provided, however, that in no event will the Additional Earnout Payment exceed $500,000. Notwithstanding the foregoing, in the event that any unforeseen external events occur such as a major travel strike, catastrophic hurricane(s) in any Friendly destination regions, war, insurrection or any other external event that materially and adversely affects the travel industry as a whole and/or the Company, then the parties shall mutually agree to extend the Earnout Period for a period equal to the period of time during which such material adverse event occurred or to an adjustment of the PTI Target such that the Company's ability to meet the PTI Target is not burdened thereby. The parties hereto agree that the PTI Target has been determined based on the principles in the budget model set forth as Annex I hereto. However, in determining PTI during the Earnout Period, the actual revenues and expenses of the Company in accordance with GAAP consistently applied during the Earnout Period and updated through January 2000 for the actual experience and the anticipated patterns (based upon prior trends). However, certain adjustments shall be made to actual revenues and expenses. First, all budgeted bank charges, audit and tax fees, employee salaries for Sellers and Eric Aversa set forth in the budget schedule attached to Annex I hereto shall be utilized in determining the Company's expenses for such items during the Earnout Period. Second, no changes in costs or expenses of the Company during the Earnout Period based on actions taken by the Buyer or by the Company, at the request of the Buyer, shall be utilized to determine the Earned Payout Amount (e.g., the infusion of funds to cover the negative Net Worth or any change in the Company's employee benefit programs), in which event the estimated impact (whether positive or negative) will not be included in computing the actual revenues or expenses for such modified items. In addition, all reductions in other operating costs of the Company during the Earnout Period by Sellers below the amounts budgeted for such items during the Earnout Period on the budget schedule attached to Annex I shall be ignored unless they (i) have occurred in the ordinary course of business,
(ii) are consistent with, are sustainable and will not impair the long-term growth of the business and (iii) are not as a result of delays in payment or incurring of costs to periods beyond the Earnout Period; provided, however, that a list of approved changes to operating costs will be maintained by Buyer and Eric Aversa on a monthly basis. Finally, no adjustments shall be made by Buyer or Sellers, except in the ordinary course of business, in the pricing of the Company's products, advertising, cooperative funding or other revenues of the business without the mutual consent of Buyer and Sellers. Subject to the modifications contained in this Section 2.8, AA and the Independent Accountants, if so retained, shall conduct their review of PTI in accordance with Annex I hereto consistent with GAAP on an accrual basis of accounting and in a manner consistent with the determination of Net Worth conducted by them pursuant to
Section 2.6 above and consistent with their preparation of a balance sheet of the Company as of September 30, 1998.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SELLERS

        Except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule contains a reasonably detailed description of each such exception and references the applicable representation(s) so qualified), the Company and the Sellers jointly and severally represent and warrant to Buyer that:

               3.1 CAPITALIZATION. The authorized capital stock of the Company consists of 200 shares of Common Stock, no par value per share, one of which is issued and outstanding and such share constitutes the Shares hereunder. All of the Shares are duly authorized, validly issued, fully paid, and nonassessable except to the extent set forth in Section 630 of the Business Corporation Law of the State of New York. All of the Shares are owned of record and beneficially by the Sellers. None of the Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person.

               3.2 NO LIENS ON SHARES. The Sellers own the Shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing, the Sellers will have full power and authority to convey good and marketable title to the Shares, free and clear of any Encumbrances other than the restrictions imposed by federal and state securities laws.

               3.3 OTHER RIGHTS TO ACQUIRE CAPITAL STOCK. Except as set forth in this Agreement in respect of Buyer's rights to acquire the Shares, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from the Company any equity or convertible debt securities of the Company, or securities convertible into or exchangeable for equity or convertible debt securities of the Company, and there are no shares of capital stock of the Company reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require the Company to issue, sell or deliver any additional shares of its capital stock.

               3.4 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Articles of Incorporation and Bylaws of the Company, and all amendments thereto, have been delivered to Buyer and are attached hereto as Exhibits F-1 and F-2. The Company is qualified to do business as a foreign corporation in the State of California and in each other jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification, except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Company is so qualified are listed on Exhibit F-3 attached hereto.

               3.5 SUBSIDIARIES. The Company does not own, directly or indirectly, any capital stock or ownership interests in any Person and the Sellers do not own any capital stock or ownership interest in any other Person engaged in the Tour Business.

               3.6 DUE AUTHORIZATION. The Company and the Sellers each have full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and the Sellers and constitutes the valid and binding obligations of the Company and the Sellers, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "EQUITABLE EXCEPTIONS"). The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Company and the Sellers, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Company or the Sellers, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any Contract or any other material agreement to which the Company or Sellers are a party, or by which any of them or their respective property is bound, (c) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of, the Company or the Sellers, (d) violate or conflict with any provision of the charter or bylaws of the Company, or (e) except for filings or approvals under the HSR Act and such consents, approvals, or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

               3.7 FINANCIAL STATEMENTS. The following financial statements of the Company have been delivered to Buyer by the Company: unaudited balance sheets of the Company as of September 30, 1998 and as of December 31, 1998, and unaudited statements of income of the Company for the fiscal year ended September 30, 1998 and for the three months ended December 31, 1998 and the Company's budget for the fiscal year ending September 30, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements, including the Financial Statements as of and for the fiscal year ending September 30, 1998 (the "MOST RECENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP (except for the absence of footnotes). The historical Financial Statements have been prepared on a consistent basis throughout the periods indicated and fairly present, in all Material respects, the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and are consistent with the books and records of the Company (which books and records are correct and complete in all Material respects). Since the date of the last of such historical Financial Statements, the Company has no material liabilities required by GAAP to be reflected on the Company's balance sheet or notes thereto that are not so reflected in the Financial Statements, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) material (in amount or to the conduct of the Business) except for those incurred in the ordinary course of the Business; and neither the Company nor the Sellers have Knowledge of any basis for the assertion of any such liability or obligation. Since September 30, 1998, the Company has not suffered a Material Adverse Change. The December 31, 1998 Financial Statements reflect a Net Worth as of December 31, 1998 of more than a negative ($7,298,000).

               3.8 CERTAIN ACTIONS. Since the date of the Most Recent Financial Statements, the Company has not, except as disclosed on any of the Financial Statements or notes thereto: (a) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from any stockholder (other than distributions to pay estimated income taxes of the Sellers associated with the income of the Company); (b) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (c) suffered or permitted any Encumbrance to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (d) canceled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties in excess of $25,000 individually or $100,000 in the aggregate;
(e) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (f) amended its charter or bylaws; (g) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (h) made any material change in its method of management, operation, accounting or reporting income or deductions for tax purposes; (i) made any material acquisitions, capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $25,000 individually or $100,000 in the aggregate; (j) made any investment or commitment therefor in any Person; (k) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of the Business, and (B) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or stockholders of the Company; (l) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (m) made or entered into any vendor, supply, sales, distribution, franchise, consortia or travel agency agreement which involves annual consideration (or commissions) in excess of $50,000; (n) made or entered into any agreement granting any Person any registration or offer rights in respect of the Company's capital stock; (o) entered into any non-competition agreement; (p) made or entered into any agreement or other arrangement with any officer, director, stockholder, or Affiliate of the Company or, other than in the ordinary course of business, any employee of the Company;
(q) materially amended, experienced a termination or received notice of actual or threatened termination or non-renewal of any material contract, agreement, lease, franchise or license to which the Company is a party that would or could reasonably be expected to have a Material Adverse Effect; or (r) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect except in the ordinary course of the Business.

               3.9 PROPERTIES. Attached hereto as Exhibit G is a list containing a description of each interest in real property (including, without limitation, leasehold interests pertaining to the Company's headquarters in the Lake Success, New York and its call centers in California) and each item of personal property utilized by the Company in the conduct of the Business having a book or fair market value in excess of $20,000 as of the date hereof. Except for Permitted Exceptions, such real and personal properties are free and clear of Encumbrances. The Sellers and the Company have delivered to Buyer copies of all real property leases and a lien search obtained from the counties where the Company conducts business and the New York and California Secretary of State offices of all UCC liens of record against the Company's personal property in such jurisdictions. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Company and are suitable for the purposes for which they are currently being used. The physical properties of the Company, including the real properties leased by the Company, are in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions, the Company has full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Company in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Except for Permitted Exceptions, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of the Company for the purposes for which they are now operated. All leases of real or personal property by the Company are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions. Except as would not individually or in the aggregate have a Material Adverse Effect, all facilities leased by the Company have received all approvals of any Governmental Body (including Governmental Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all Requirements of Laws. The Company owns no real property.

               3.10 LICENSES AND PERMITS. Attached hereto as Exhibit H is a list of all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company from any Governmental Body (herein collectively called "Governmental Permits") the absence of which could, individually or in the aggregate, have a Material Adverse Effect. The Company has complied in all material respects with the terms and conditions of all such Governmental Permits, and the Company has not received notification from any Governmental Body of violation of any such Governmental Permit or the Requirements of Laws governing the issuance or continued validity thereof. All of such Governmental Permits are valid and in full force and effect. No additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

               3.11 INTELLECTUAL PROPERTY. Attached hereto as Exhibit I is a list and brief description of all Intellectual Property owned or utilized by the Company. The Company has furnished Buyer with copies of all license agreements to which the Company is a party, either as licensor or licensee, with respect to any Intellectual Property. The Company has good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business, in the Business as presently conducted without the payment of any royalty or similar payment, and the Company is not infringing on any Intellectual Property right of others, and neither the Company nor the Sellers are aware of any infringement by others of any such rights owned by the Company. All material licenses set forth on Exhibit I are valid and binding obligations of the

Company, and to the Knowledge of the Company the other parties thereto, and enforceable against the Company, and to the Knowledge of the Company the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. The Company owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Company as presently conducted, except for such exceptions that would not individually or in the aggregate have a Material Adverse Effect.

               3.12 COMPLIANCE WITH LAWS. The Company has (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject and
(ii) conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, the Solid Waste Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "Environmental and OSHA Obligations") and all other Governmental Body requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been made by any Governmental Body (and, to the Knowledge of the Company and the Sellers, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental and OSHA Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.

               3.13 INSURANCE. Attached hereto as Exhibit J is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Company. Copies of the binders for all such insurance policies have been delivered to Buyer. To the Company's and the Sellers' Knowledge, the insurance maintained by the Company is adequate for its business. To the Knowledge of the Company and the Sellers, no event relating to the Company has occurred which will result in (i) cancellation of any such insurance coverages; (ii) a retroactive upward adjustment of premiums under any such insurance coverages; or (iii) any prospective upward adjustment in such premiums, except for such occurrences that would not individually or in the aggregate have a Material Adverse Effect. All of such insurance coverages will remain in full force and effect following the Closing. The Company is not in default under any such insurance policies in any Material respect.

               3.14     EMPLOYEE BENEFIT PLANS.

                        (a) EMPLOYEE WELFARE BENEFIT PLANS. Other than as listed in Section 3.14(a) of the Disclosure Schedule, the Company does not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to any plan listed in Section 3.14(a) of the Disclosure Schedule, (i) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (ii) the plan has been administered in accordance with its governing documents; (iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and (v) all premiums due on any insurance contract through which the plan is funded have been paid.

                        (b) EMPLOYEE PENSION BENEFIT PLANS. Other than as listed in Section 3.14(b) of the Disclosure Schedule, the Company does not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan" relating to employees, as such term is defined in Section 3(2) of ERISA. With respect to any plan listed in Section 3.14(b) of the Disclosure
Schedule: (i) the plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the plan is in material compliance with ERISA and all other applicable Requirements of Laws;
(iii) the plan has been administered in accordance with its governing documents as modified by applicable law; (iv) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the plan or under any applicable collective bargaining agreement have been made to or on behalf of the plan; (ix) there is no material litigation, arbitration or disputed claim outstanding; (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis; and (xi) a favorable determination letter from the IRS has been received by the Company with respect to such plan stating that such plan is so qualified; and there are no circumstances which would cause such plan to lose such qualified status.

                        (c) EMPLOYMENT AND NON-TAX QUALIFIED DEFERRED COMPENSATION ARRANGEMENTS. The Company does not maintain or contribute to any retirement or deferred or incentive compensation or stock purchase, stock grant or stock option arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

               3.15 CONTRACTS AND AGREEMENTS. Exhibit K hereto contains a list and brief description of (i) all promissory notes, loan agreements, and other evidences of indebtedness for borrowed money (other than equipment leases), guarantees, hedging agreements, off-balance sheet financing arrangements, indemnity agreements, vendor contracts with airlines and other carriers, hotels and resorts, agreements with rental car companies, consortia agreements, interface or similar agreements pertaining to various airline or other computer reservation systems to which the Company is a party or by which the Company or its properties are bound, (ii) all written or oral contracts, commitments, leases, and other agreements that are material to the business of the Company (including, without limitation, marketing agreements, coop agreements and travel agency agreements, but excluding individual hotel contracts) to which the Company is a party or by which the Company or its properties are bound pursuant to which (a) the obligations thereunder of the Company are, or are contemplated as being as of the commencement date thereof, for any one contract $50,000 or greater irrespective of the level of usage, or
(b) the obligations thereunder of the other party to such Contract are, or are anticipated as representing, for any one contract $50,000 or greater of the Company's gross revenues or net profits for fiscal year 1998 (as determined in accordance with past practices and procedures on the Company's monthly profit and loss statements), and (iii) any non-competition agreement or other similar agreement prohibiting the Company from freely engaging in any business or competing anywhere in the world (collectively, the "CONTRACTS"). The Company is not and, to the Knowledge of the Sellers and the Company, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Company) under any of the Contracts, and the Company has not waived any material right under any of the Contracts. All of the Contracts to which the Company is a party are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately after the Closing, except for the Equitable Exceptions. The Company has not guaranteed any obligations of any other Person. The Company has no present expectation or intention of not fully performing all of its obligations under any Contract, the Company has no Knowledge of any breach or anticipated breach by the other parties to any Contract and the Company has not received notice of actual or threatened termination or non-renewal of any Contract. The Company has utilized or is utilizing all cash and payment-in-kind services received in connection with cooperative marketing support from suppliers (i) for their intended purpose, (ii) in accordance with the terms under which they were received, and (iii) consistent with past practices.

               3.16 CLAIMS AND PROCEEDINGS. There are no claims, actions, suits or proceedings pending or, to the Knowledge of the Sellers or the Company, threatened against or affecting the Company or any of its properties or assets, at law or in equity, before or by any court, municipality or other Governmental Body. Except as disclosed on the Disclosure Schedule, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will result in any material liability or loss to the Company. The Company has not been during the past three years and the Company is not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the Knowledge and belief of the Sellers or the Company, threatened or asserted against the Sellers or the Company to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the Knowledge of the Company and the Sellers there is no basis for any such valid claim or action.

               3.17     TAXES.

                        (a) All Federal, foreign, state, county and local and other Taxes due from the Company on or before the Closing have been paid and all Tax Returns which are required to be filed by the Company on or before the date hereof have been filed within the time and in the manner provided by all Requirements of Laws. All non-income Tax Returns are true and correct and accurately reflect the Tax liabilities of the Company. No Tax Returns of the Company or the Sellers are presently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Company which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Company's Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Company's Tax liabilities for the respective periods then ended and all prior periods. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes of which the Sellers or the Company are aware. For Governmental Bodies with respect to which the Company does not file Tax Returns, no such Governmental Body has given the Company written notification that the Company is or may be subject to taxation by that Governmental Body. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Company.

                        (b) Neither the Company nor any other corporation has filed an election under Section 341(f) of the Code that is applicable to the Company or any assets held by the Company. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company has not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of which return year any corporation other than the Company also was a member of the affiliated group.

                        (c) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no material stock transfer taxes, or any real estate transfer taxes or similar taxes will be imposed upon the transfer and sale of the Shares pursuant to this Agreement.

                        (d)    The Company has never made an election under
Section 1362 of the Code and any corresponding state or local provisions to be taxed as an S corporation within the meaning of Section 1361 of the Code.

                        (e) The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Effective Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Effective Date, (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Effective Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Effective Date, and (iv) as a result of any prepaid amount received on or prior to the Effective Date.

               3.18 PERSONNEL. Attached hereto as Exhibit L is a list of the names and annual rates of compensation of the directors and executive officers of the Company, and of the employees of the Company whose annual rates of compensation during the fiscal year ended September 30, 1998 (including base salary, bonus and incentive pay) exceed (or by September 30, 1999 are expected to exceed) $50,000. Exhibit L also summarizes the bonus, profit sharing, percentage compensation, company automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Company's fiscal year ended September 30, 1998 and to the date hereof. Exhibit L also contains a brief description of all material terms of employment agreements to which the Company is a party and all severance benefits which any director, officer or employee of the Company is or may be entitled to receive. To the Knowledge of the Sellers and the Company, the employee relations of the Company are generally good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of the Company is represented by any labor union or organization. The Company is in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. Neither the Company or the Sellers has been advised or otherwise has Knowledge that any key employee will not agree to remain employed by the Company after the consummation of the transactions contemplated hereby. There is no unfair labor practice claim against the Company before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Company and the Sellers, threatened against or involving the Company, and none has previously occurred.

               3.19 BUSINESS RELATIONS. Neither the Company nor the Sellers has Knowledge or has received notice that any customer, supplier, travel agency, resort operator or lodging or transportation company engaged in doing business with the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Company except for any reductions which do not result in a Material Adverse Change. Neither the Sellers nor the Company has received any notice of cancellation of or Material adverse modification to any Material business arrangement between any Person and the Company nor is the Company or the Sellers aware of any facts which could lead them to believe that the Business will be subject to cancellation or such a modification of any such business arrangement.

               3.20 CUSTOMER DEPOSITS AND BOOKINGS. Exhibit M sets forth, as of the date specified therein, (i) all customer bookings as of such date on an aggregate basis ("BOOKINGS"), (ii) all deposits received from customers in connection with such Bookings as of such date on an aggregate basis ("CUSTOMER DEPOSITS"), and (iii) the aggregate amount of all prepayments to vendors and suppliers and refunds to customers made by the Company in connection with such Bookings as of such date. As of February 28, 1999, the Company's aggregate exposure (net of third party reimbursements) for all claims by customers of $1,000 or more for refunds as of such date ("CUSTOMER CLAIMS") did not exceed $30,000. The Customer Deposits are recognized and included on the Company's balance sheet only to the extent of cash received from the customers in respect thereof, and each Customer Deposit so recognized and included is matched by a deferred liability on such balance sheet. All cancellations by customers of Bookings are recognized on the Company's financial statements promptly within three (3) business days upon the Company's receipt of notice of such cancellation from the customer. The number of Customer Claims, and the projected cost to the Company in respect of such Customer Claims, and the level of Bookings (and its projected revenues for future periods in which such Bookings will be converted into revenues) for the period since September 30, 1998 through the Effective Date are consistent with past practices of the Company in all material respects.

               3.21 BANK ACCOUNTS; INVESTMENTS. Attached hereto as Exhibit N is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Exhibit N also contains a list of all material investments by the Company in any funds, accounts, securities, certificates of deposit or instruments of any Person. All of such investments are customary in form and amount for reasonably prudent treasury investments of comparable businesses. None of such investments involve any type of derivative, option, hedging or other speculative instrument.

               3.22 CUSTOMER CLAIMS. No written or oral claim for breach of contract or otherwise by any customer has been made against the Company since January 1, 1998 which could, individually or in the aggregate, result in any Material Adverse Effect. To the Knowledge of the Sellers and the Company, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Company for liability to any third party in connection with vacation packages sold or services rendered by the Company, other than Customer Claims arising in the ordinary course of the

Business.

               3.23 BROKERS. Neither the Company nor the Sellers have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

               3.24 AFFILIATED TRANSACTIONS. No officer, director, stockholder (including the Sellers) or Affiliate of the Company or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, arrangement or commitment with the Company or engaged in any transaction with the Company or has any interest in any property used by the Company. No officer, director, or stockholder of the Company or any Affiliate of any such officer, director, or stockholder, has any ownership interest in any competitor, supplier, or customer of the Company (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the Business.

               3.25 FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES.

                        (a) FUNDED INDEBTEDNESS. Other than such Funded Indebtedness which is to be repaid and discharged prior to Closing in accordance with Section 7.1(d) and outstanding equipment leases set forth in Section 3.25(a) of the Disclosure Schedule, the Company does not have any Funded Indebtedness.

                        (b) LETTERS OF CREDIT. Other than those listed on Exhibit O, the Company has no letters of credit, performance bonds or similar instruments issued on or for its account for the benefit of any of its vendors or otherwise.

                        (c) UNDISCLOSED LIABILITIES. The Company does not have any Material liabilities (whether absolute, accrued, contingent or otherwise), of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities which are accrued or reserved against in the Most Recent Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Company, other than those arising subsequent to September 30, 1998 in the ordinary course of the Business.

               3.26 YEAR 2000. All of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Company in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, except for any such problems that would not individually or in the aggregate have a Material Adverse Effect.

               3.27 ARC COMPLIANCE. The Company maintains all of its ticketing stock utilized in the Tour Business in full compliance with the safety standards required by ARC. None of the Company's ticketing stock utilized for the conduct of the Tour Business has ever been lost or stolen and no claim has ever been made by any airline, hotel, tour operator or other travel vendor against the Company with respect to any lost or stolen tickets, except for such prior claims that would not individually or in the aggregate have a Material Adverse Effect.

               3.28 INFORMATION FURNISHED. The Company and the Sellers have made available to Buyer true and correct copies of all material corporate records of the Company and all material agreements, documents, and other items listed on the Exhibits and Disclosure Schedule to this Agreement or referred to in Article III of this Agreement, and neither this Agreement, the Schedules hereto, nor any written information, instrument, or document delivered to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

        Buyer represents and warrants to the Sellers as follows:

               4.1 DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

               4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and the Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except for the Equitable Exceptions. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, do not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, (d) violate or conflict with any provision of the charter or bylaws of Buyer, or (e) except for filings or appraisals under the HSR Act and such consents, approvals or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party. No inquiry, action or proceeding has been instituted or, to the Knowledge and belief of the Buyer, threatened or asserted against the Buyer to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the Knowledge of the Buyer there is no basis for any such valid claim or action.

               4.3 NO BROKERS. Buyer has not engaged, or caused to be incurred any liability for which the Company or the Sellers may be liable to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

               4.4 INVESTMENT. Buyer will acquire the Shares for investment and for its own account and not with a view to the distribution thereof.


                                       ARTICLE V
                                    COVENANTS

               5.1 CONSENTS OF OTHERS. Prior to the Closing, the Company and the Sellers shall use their best efforts to obtain and to cause the Company to obtain all authorizations, consents and permits required of the Company and the Sellers (including under the Contracts and real property leases) to permit them to consummate the transactions contemplated by this Agreement. To the extent required to consummate such transactions or to ensure that the Contracts shall remain in place following the Closing, the Sellers shall use their best efforts to obtain the written consent (or waiver of any "change of control"-type termination rights) of any third party to any Contract. As promptly as practicable after the date hereof, Buyer, the Company and the Sellers shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement.

               5.2 SELLERS' EFFORTS. The Buyer, the Company and the Sellers shall use all reasonable efforts to cause all conditions for the Closing set forth in Section 7.1 to be met.

               5.3 POWERS OF ATTORNEY. The Company and the Sellers shall cause the Company to revoke and terminate at or prior to Closing all powers of attorney granted by the Company, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other Government Bodies.

               5.4 CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the

Effective Date:

                        (a) Except as otherwise contemplated by this Agreement, or as Buyer may otherwise consent to in writing, the Company and the Sellers shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of the representations and warranties contained in Article III.

                        (b) The Sellers and the Company shall use all reasonable best efforts to cause the Business to preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                        (c) The Sellers and the Company shall give prompt notice to Buyer of any notice of any Material default received by the Company or the Business subsequent to the date of this Agreement under any Material Contract or any Material Adverse Change occurring prior to the Effective Date in the operation of the Company or the Business.

                        (d) Neither the Company nor the Sellers, nor any of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Company or the Business or the Company's assets to any party other than Buyer or its representatives. As used herein, "ACQUISITION PROPOSAL" means any proposal other than the transactions herein contemplated, for (i) any merger or other business combination involving the Company or the Business, (ii) the acquisition of the Company or a material equity interest in the Company or a material portion of its assets, or (iii) the dissolution or liquidation of the Company.

               5.5 ACCESS TO RECORDS BEFORE EFFECTIVE DATE. Prior to the Effective Date, the Sellers and the Company agree that they will give, or cause to be given, to Buyer and their representatives, during normal business hours and at Buyer's expense, access to the Company's personnel, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of the Company with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Buyer may request) and to the Business' personnel, customers, suppliers and independent accountants, to allow Buyer to obtain such information as they shall desire, and to make copies of such information, to the extent reasonably necessary. Additionally, the Sellers and the Company will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Company and the Business. Buyer shall have the right, with the Company's assistance, to interview the five largest suppliers of the business. All materials copied by Buyer and all Confidential Information shall be maintained in confidence by Buyer and returned to the Sellers and/or the Company, as appropriate, in accordance with the terms of the Confidentiality Agreement executed by Buyer dated July, 1998, if the Closing of the transactions contemplated hereunder fails to occur. The exercise of Buyer's rights hereunder shall be conducted at such times and in such a manner as shall not unreasonably interfere with the Company's conduct of the Business.

               5.6      PAYMENTS TO THE COMPANY BY THE SELLERS.

                        (a) The Sellers agree to reimburse the Company prior to the Closing Date for any and all legal, accounting and other expenses, which
(i) were paid or accrued by the Company and (ii) incurred by the Sellers or the Company in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. All such expenses are disclosed in Section 5.6(a) of the Disclosure Schedule.

                        (b) The Sellers agree to repay or caused to be repaid to the Company as of the Closing any and all indebtedness owed by the Sellers or any Affiliate of the Sellers. All such indebtedness is disclosed in Section 5.6(b) of the Disclosure Schedule.

                                       ARTICLE VI
                             POST-CLOSING COVENANTS

               6.1 GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Buyer and the Sellers) to carry out the purposes of this

Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the headquarters of the Company; provided, however, that the Sellers shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and Buyer will maintain all of the same for a period of at least three (3) years after Closing. Thereafter, the Company will offer such documentation to the Sellers before disposal thereof.

               6.2 TRANSITION. For a period of four (4) years following Closing, the Sellers will not take any action (or cause any such action to be taken by another Person) that primarily is designed or intended to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel, resort or rental car company), lessor, licensor, customer, travel agency, consortia member, supplier, or other business associate of the Company from maintaining the same business relations with the Company or the Buyer after the Closing as it maintained with the Company prior to the Closing. For a period of four (4) years following Closing, the Sellers will refer all customer inquiries relating to the Tour Business to the Company or the Buyer.

               6.3 CONFIDENTIALITY. The Sellers will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company or Buyer for a period of four (4) years from the date of this Agreement, and deliver promptly to Buyer or destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein. In the event that the Sellers are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, the Sellers will notify Buyer promptly of the request or requirement.

               6.4 COVENANT NOT TO COMPETE. For and in consideration of the allocation of $50,000 of the Purchase Price paid to the Sellers by Buyer, each Seller, by signing this Agreement, covenants and agrees, for a period of (i) four (4) years from and after the Closing Date with respect to Dorothy Mazzotta or (ii) three (3) years from and after the Closing Date with respect to all other Sellers, that she will not, directly or indirectly without the prior written consent of Buyer, for or on behalf of any entity:

                        (a) become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of (i) engaging in the Tour Business in competition with the Company or any of its Affiliates or (ii) providing wholesale travel sales or vacation package services directly to consumers (or indirectly to consumers through other travel agents or wholesalers) for travel to North America or from North America to other countries.

                        (b) enter into any agreement with, service, assist or solicit the business of any customers of the Company or any of its Affiliates for the purpose of providing wholesale travel or vacation package services to such customers in competition with the Company or any of its Affiliates or to cause them to reduce or end their business with the Company or any of its Affiliates; or

                        (c) hire, retain, or solicit the employment or services of employees, consultants or representatives of the Company or any of its Affiliates for the purpose of causing them to leave the employment of the Company or any of its Affiliates; provided, however, that in respect of employees, consultants or representatives of any Affiliate of the Company, the nonsolicitation covenant contained in this paragraph (c) shall only apply in those situations where the affected person is being hired or solicited by Sellers to work for a business or entity that is competitive with the Company or any Affiliate;

provided, however, that the Sellers' ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation that engages in competition with the Company or any of its Affiliates shall not be deemed to be a violation of this Section 6.4 solely by reason thereof.

               6.5      ADDITIONAL MATTERS.

                        (a) The Sellers shall cause the Company to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Effective Date and the Company shall remit any Taxes due in respect of such Tax Returns. In addition, the Buyer shall cause AA to prepare the Company's Tax Returns for the year ended September 30, 1998 and a short period tax return for the Company covering the period October 1, 1998 through the Effective Date (the "AA RETURNS"). The cost of preparation of the AA Returns shall be paid for by the Company. The Buyer agrees to provide the Sellers with a copy of the AA Returns.

                        (b) Buyer and the Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer and/or the Company to the extent such records and information pertain to events occurring on or prior to the Effective Date; therefore, Buyer agrees to cause the Company to (A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) each party agrees to allow the other party and her or its agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

                        (c) AMENDED RETURNS. If, in Buyer's sole discretion, the Company shall amend any prior federal, state or local income Tax return for any period ending on or prior to the Effective Date, then the Sellers and Buyer shall join in making a timely filing on behalf of the Company to amend such prior Tax Returns, and each party shall provide the others all necessary information to permit such amended Tax Returns to be filed. Buyer and the Sellers shall, as promptly as practicable following the Effective Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely amended Tax Returns; provided, however, that Buyer shall be the party responsible for preparing and filing the forms, returns, schedules and other documents necessary therefor. All refunds for income Taxes paid prior to the Effective Date shall be the property of the Company.

                        (d) INDEMNITY. The Sellers shall be liable for, and shall indemnify and hold Buyer and the Company harmless against, any Taxes or other costs attributable solely to a failure on the part of the Sellers to take all actions required of him under Section 6.5(c) above to assist the Company with the amendment of prior Tax Returns requested by Buyer pursuant to Section 6.5(c) above. The indemnity set forth in this Section 6.5(d) shall not be subject to the conditions and limitations set forth in Section 8.6 of this Agreement.

               6.6 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Effective Date involving the Company, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

               6.7 AUDITS. Following the Closing, if requested by the Buyer, the Sellers shall cooperate with Buyer's efforts to cause the Company, at the Company's expense, to deliver, or cause to be delivered, to Buyer an unqualified and unmodified audit report of AA on the balance sheets of the Company as of September 30, 1997, September 30, 1998 and December 31, 1998, and audited statements of operations and cash flows of the Company for the fiscal years or periods then ended, which report shall be without limitation as to the scope of the audit. The Sellers, in their capacities as officers and directors of the Company during such periods, shall assist Buyer, at no cost or expense to Sellers, by providing all management letters, reports or representations reasonably requested by such auditors in connection with such audits.

               6.8 AEROMEXICO LAWSUIT. All costs and expenses associated with, together with any proceeds received from, any judgment or settlement in connection with that certain pending litigation claim against AeroMexico shall be borne, or be the property of, as the case may be, the Sellers or other Persons other than the Buyer or the Company. Sellers shall also indemnify the Company for any costs or expenses associated with the AeroMexico legal action arising on or after the Effective Date.

               6.9 ARC CONSENT. The Company, Buyer and Sellers shall each use their reasonable best efforts to cooperate and to work together to obtain any and all consents required by ARC in connection with this Agreement and the transactions contemplated hereby including the sales of the Shares to Buyer.

               6.10 RECEIVABLES COLLECTION. In the event that any receivables of the Company as of September 30, 1998 are written-off by AA and/or the Independent Accountants in connection with their determination of Net Worth as of September 30, 1998, then Sellers shall have the right to require that the Company shall assign to them such uncollected receivables and thereafter any collections of such uncollected receivables after January 31, 2000 shall be the property of the Sellers.

               6.11 CONDUCT DURING EARNOUT PERIOD. Buyer also agrees that it will provide the Company with sufficient working capital to continue to conduct its business during the Earnout Period. In addition, Buyer and Seller will operate the Company during the Earnout Period in accordance with the terms and provisions of Section 2(d) of Annex I attached hereto.

                                   ARTICLE VII
           CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING

               7.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer under this Agreement to consummate the Closing is subject to the conditions that:

                        (a) COVENANTS, REPRESENTATIONS AND WARRANTIES. The Company and the Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Effective Date. The representations and warranties of the Company and the Sellers set forth in this Agreement shall be accurate in all material respects at and as of the Effective Date with the same force and effect as though made on and as of the Effective Date.

                        (b) CONSENTS. All statutory requirements for the valid consummation by the Company and the Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act, if applicable, and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer. No claims or proceedings shall be pending against any party hereto relating to this Agreement or the transactions contemplated hereby and Buyer on the one hand, and Company and Sellers on the other hand, hereby represent and warrant to each other that they have no Knowledge of any such claims or proceedings as of the date of this Agreement.

                        (c) LEASES. Leases for the Company's headquarters and call centers shall continue to remain in full force and effect following the Closing in form and substance satisfactory to Buyer.

                        (d) DISCHARGE OF INDEBTEDNESS AND LIENS. The Sellers and the Company shall have provided for the payment in full by the Company of all Funded Indebtedness of the Company and all extended credit from vendors at the Closing (other than customary accounts payable outstanding on 90 day or less payment terms in accordance with past practices) with the proceeds of the monies paid by Buyer pursuant to Section 2.3(a) to satisfy the Net Worth deficit. Such Funded Indebtedness, if any, as of December 31, 1998, is listed on Exhibit P hereto. The Sellers shall have also provided for the termination of all Encumbrances of record on the properties of the Company, except for Permitted Exceptions. All liens or UCC filings against the Company, other than for Permitted Exceptions, shall have been terminated as of the Closing.

                        (e) TRANSFER TAXES. The Sellers shall have paid all stock transfer or gains taxes imposed on the Sellers incurred in connection with this Agreement.

                        (f)    INTENTIONALLY LEFT BLANK.

                        (g)    INTENTIONALLY LEFT BLANK.

                        (h) DOCUMENTS TO BE DELIVERED BY THE SELLERS AND THE COMPANY. The following documents shall be delivered at the Closing by the Sellers and the
                               Company:

                               (i) OPINION OF SELLERS' COUNSEL. Buyer shall have received an opinion of counsel to Sellers and the Company, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit B hereto.

                               (ii)   CERTIFICATES. Buyer shall have received
                                      (i) an officer's and stockholder's
                                      certificate and (ii) a secretary's
                                      certificate of the Company executed by
                                      officers of the Company and the Sellers, as appropriate and dated the Closing Date, in substantially the same forms as the forms of certificates that are attached as Exhibit C-1 and Exhibit C-2, respectively, hereto.

                               (iii) RELEASE. The Sellers shall have furnished the Company with a duly executed general release of liabilities in the form attached as Exhibit D hereto.

                               (iv) ESCROW AGREEMENT. The Sellers shall have delivered to Buyer at the Closing the duly executed Escrow Agreement.

                               (v) TERMINATION OF EMPLOYMENT AGREEMENTS. The Company shall have provided evidence satisfactory to Buyer of the complete termination, without liability to the Company, of all employment agreements in existence prior to the Closing among the Company, on the one hand, and the Sellers or any other employees of the Company; provided, however, that the parties to this Agreement acknowledge and agree that for purposes of this Agreement an employee-at-will shall not be considered to be bound and subject to an employment agreement. In addition, (a) new Employment Agreements with (i) Eric Aversa (in the form of Exhibit Q-1 hereto) and (ii) Joanne Mazzotta Greene and Elizabeth Aversa (in the form of Exhibit Q-2 hereto) shall have been executed and delivered by such persons and (b) a new consulting agreement (effective as of January 1, 2000) with Dorothy Mazzotta (in the form of Exhibit R hereto) shall have been executed and delivered by Mrs. Mazzotta.

                               (vi) STOCK CERTIFICATES. The Sellers shall have delivered the Shares accompanied by duly executed stock powers, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

                               (vii)  RESIGNATION OF DIRECTORS. The Company
                                      shall have delivered the written
                                      resignations of all directors of the
                                      Company effective as of the Closing;
                                      provided that Buyer shall cause
                                      replacement director(s) to be duly elected and appointed upon such resignations.

               7.2 CONDITIONS TO THE SELLERS' AND THE COMPANY'S OBLIGATIONS. The obligation of the Sellers and the Company under this Agreement to consummate the Closing is subject to the conditions that:

                        (a) COVENANTS, REPRESENTATIONS AND WARRANTIES. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing and the representations and warranties of Buyer set forth in Article IV hereof shall be accurate in all material respects, at and as of the Effective Date, with the same force and effect as though made on and as of the Effective Date.

                        (b) CONSENTS. All statutory requirements for the valid consummation by Buyer, the Company and Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act (if applicable) and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer, the Company and/or Sellers of the transactions contemplated hereby shall have been obtained.

                        (c) ESCROW AGREEMENT. Buyer shall have delivered to the Sellers at the Closing the duly executed Escrow Agreement required pursuant to Section 2.5 hereof.

                        (d) DOCUMENTS TO BE DELIVERED BY THE BUYER. The following documents shall be delivered at the Closing by the Buyer:

                               (i) OPINION OF BUYER'S COUNSEL. Sellers shall have received an opinion of the general counsel of Buyer, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit S hereto.

                               (ii)   CERTIFICATES. Sellers shall have received
                                      (i) an officer's certificate and (ii) a
                                      secretary's certificate of the Buyer
                                      executed by officers of the Buyer and
                                      dated the Closing Date, in substantially the same forms as the forms of certificates that are attached as Exhibit T-1 and Exhibit T-2, respectively, hereto.

                               (iii)  RELEASE OF PERSONAL GUARANTEES. All
                                      personal guarantees by Dorothy Mazzotta of any bank indebtedness of the Company shall have been released at Closing.

                               (iv) ESCROW AGREEMENT. The Buyer shall have delivered to Sellers at the Closing the duly executed Escrow Agreement and paid the portion of the Purchase Price required to be paid to the Escrow Agent therefor.

                               (v) EMPLOYMENT AGREEMENTS. The Buyer shall have executed and delivered (a) new Employment Agreements with (i) Eric Aversa (in the form of Exhibit Q-1 hereto) and
                                      (ii) Joanne Mazzotta Greene and Elizabeth
                                      Aversa (in the form of Exhibit Q-2 hereto) and (b) a new consulting agreement (effective as of January 1, 2000) with Dorothy Mazzotta (in the form of Exhibit R hereto).

                        (e) PAYMENTS TO THE SELLERS. The Sellers shall have received the portion of the Purchase Price payable at Closing to the Sellers.

                        (f) PAYMENTS TO THE COMPANY. The Company shall have received the amount payable at Closing equal to the Net Worth deficit reflected on the Preliminary Closing Balance Sheet.

               7.3 WAIVER. Buyer can waive satisfaction of any condition set forth in Section 7.1 and the Sellers can waive any condition set forth in Section 7.2

                                        ARTICLE VIII
                                 INDEMNIFICATION

               8.1 INDEMNIFICATION OF BUYER. Except as provided in and subject to Section 8.6, the Sellers agree to indemnify and hold harmless Buyer, the Company, each officer and director of the Company and Buyer and any successor of the Company or Buyer (collectively, the "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "INDEMNIFIABLE COSTS"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of
                        (A) any misrepresentation, breach or default by the Sellers or the Company of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith, or (B) any litigation, claim or liability against the Company or any of the Indemnified Parties involving the Company asserted as of the Effective Date (including those disclosed on Schedule 3.16 of the Disclosure Schedule) by any Person based upon facts or circumstances arising prior to the Effective Date which form the basis for any litigation, claim or liability, except to the extent that such litigation, claim or liability is covered by the Company's insurance carriers. Notwithstanding the foregoing, any claim for Indemnifiable Costs pursuant to
                        (A) or (B) above shall be net of any reserves for such matters contained in the Audited Closing Balance Sheet or any costs or expenses for such Indemnifiable Costs that result in a reduction in the Earned Payout Amount pursuant to Section 2.8.

               8.2 DEFENSE OF THIRD PARTY CLAIMS. If any legal proceeding shall be instituted, or any claim or demand made, by any third party against any Indemnified Party in respect of which the Sellers may be liable hereunder (and such determination shall be made without regard to the limitations set forth in Section 8.6), such Indemnified Party shall give prompt written notice thereof to the Sellers and, except as otherwise provided in Section 8.4 below, the Sellers shall have the right to defend, or cause the Company or its successors to defend, any litigation, action, suit, demand, or claim for which such Indemnified Party may seek indemnification with counsel satisfactory to the Sellers; provided, however, that the Sellers may not settle any such litigation, action, suit, demand, or claim without the prior written consent of Buyer, which shall not be unreasonably withheld. Notwithstanding the foregoing, if in the reasonable judgment of Buyer, (i) such litigation, action, suit, demand or claim, or the resolution thereof, would have a Material Adverse Effect on Buyer or the Company in excess of $50,000 not covered as an Indemnifiable Cost or (ii) Sellers have a conflict of interest in defending such action on Buyer's or the Company's behalf, at Buyer's election, Buyer may defend itself with counsel reasonably satisfactory to the Sellers, and in either of such instances Sellers shall be liable for all expenses reasonably incurred in connection therewith (including, without limitation, settlement payments and reasonable attorney's fees). If neither (i) nor (ii) are applicable but Buyer desires to participate in the defense of an action Sellers are defending because in Buyer's reasonable judgment the outcome of such action could have an ongoing effect on Buyer, the Company or its successors, the Buyer may participate but at its own expense. In the event the Sellers fail or refuse to defend any legal proceeding she is required to defend under this Article VIII within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Sellers, and the Sellers shall be liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including, without limitation, settlement payments and reasonable attorney's fees). If the Sellers do not or refuse to assume the defense of any litigation, action, suit, demand, or claim in any legal proceeding she is required to defend under this Article VIII, the Indemnified Parties shall have the absolute right, at Sellers' expense, to control the defense of and to settle, in their sole discretion and without the consent of Sellers, such litigation, action, suit, demand, or claim, but Sellers shall be entitled, at their own expense, to participate in such litigation, action, suit, demand, or claim, and if the Sellers elect to participate in such litigation the Indemnified Parties shall consult with the Sellers prior to settling such litigation. The party controlling any defense pursuant to this Section 8.2 shall deliver, or cause to be delivered to the other party, copies of all correspondence, pleadings, motions, briefs appeals or other written statements relating to or submitted in connection with the defense of any such litigation, action, suit, demand, or claim, and timely notices of any hearing or other court proceeding relating to such litigation, action, suit, demand, or claim.

               8.3      PROCEDURE FOR CLAIMS.

                        (a) ESCROW CLAIMS.If any claim for indemnification is made by an Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party shall first apply to the Escrow Agent provided in Section 2.5 of this Agreement for reimbursement of such claim in accordance with the provisions of the Escrow Agreement; provided, however, the Escrow Sum is not intended to be an exclusive remedy in the event Buyer has indemnification claims hereunder which exceed such amount.

                        (b) OTHER CLAIMS. If pursuant to this Article VIII any claim for indemnification is made by (i) an Indemnified Party after the expiration of the Escrow Period, other than claims of third parties which are governed by Section 8.2 hereof, or (ii) the Sellers, the Indemnified Party or the Sellers, as the case may be (in either instance, the "CLAIMANT"), shall send written notice to the other Person (by certified mail, return receipt requested or by personal service as provided in Section 10.2 hereof) setting forth in reasonable detail a description of the facts upon which the claim is based and a reasonable estimate of the amount of the claim (a "CLAIM", with the notice thereof referred to as the "CLAIM NOTICE"). The Person against whom the Claim is brought (the RESPONDENT") shall have thirty (30) calendar days from receipt of the Claim Notice to respond to such Claim. Such response shall be in writing and shall (i) set forth in reasonable detail the Respondent's objection to the Claim and the basis for such objection, or (ii) the efforts undertaken or to be undertaken by the Respondent to cure the Claim. In the event the Respondent fails to respond to the Claim Notice in the manner set forth above within such 30-day period, the Respondent shall be deemed to have conceded the Claim in full. In the event the parties are unable to resolve the Claim within thirty
(30) calendar days from the date of receipt of the Claim Notice, the Claim shall be submitted to arbitration in accordance with Section 10.9 below.

               8.4 TAX AUDITS, ETC. In the event of an audit of a Tax Return of the Company with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VIII, (i) Buyer shall have the right to control any and all such audits which may result in the assessment of additional income Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals (subject to the prior written consent of the Sellers, which shall not unreasonably be withheld and subject to the right of the Sellers to have their accountants and attorneys consult with Buyer on such audits or procedures at the Sellers' expense) or (ii) Sellers shall have the right to control any and all such audits which may result in the assessment of additional non-income Taxes against the Company and any and all subsequent proceedings in connection therewith, including appeals (subject to the prior written consent of Buyer, which shall not unreasonably be withheld and subject to the right of the Buyer to have its accountants and attorneys consult with Sellers on such audits or procedures at Buyer's expense). The Sellers, Buyer and the Company shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith.

               8.5 INDEMNIFICATION OF SELLERS. Buyer agrees to indemnify and hold harmless the Sellers and the Company and each officer, director, stockholder or affiliate of the Company, from and against any Indemnifiable Costs arising out of any misrepresentation, breach or default by Buyer of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith.

               8.6 LIMITS ON INDEMNIFICATION. All Indemnifiable Costs sought by any party hereunder shall be net of any insurance proceeds or tax benefits received by such Person with respect to such claim (less the present value of any premium increases occurring as a result of such claim). Except for any claims for breach of the representations, warranties and covenants of the Sellers under Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.17 or Article
                        VI hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations or the expiration date set forth in such Sections and if so made, such claims shall continue after such date until finally resolved), the right to make claims for indemnification provided under this
                        Article VIII shall expire on the second anniversary of the Closing Date (except for claims made prior to such date which shall continue after such date until finally resolved). The Sellers shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by Buyer hereunder exceeds $50,000, whereupon the Sellers shall be liable for all amounts for which indemnification may be sought in excess of such $50,000 deductible; provided, however, that any Indemnifiable Costs resulting from a breach by the Sellers of any of her obligations under Section 5.6 hereof, shall not be subject to the limitations set forth in this sentence, but shall be reimbursable by the Sellers to the Indemnified Parties on a dollar-for-dollar basis. Buyer shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by the Sellers hereunder exceeds $50,000, whereupon Buyer shall be liable for all amounts for which indemnification may be sought. Notwithstanding the foregoing, in no event shall the aggregate liability of the Sellers to Buyer or Buyer to the Sellers exceed the Purchase Price except for claims with respect to ownership or rights to ownership of the Company's capital stock. However nothing in this Article VIII shall limit Buyer or the Sellers in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of the Sellers or Buyer in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Buyer successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement. All Indemnifiable Costs paid by the Sellers shall be deemed to be a reduction of the Purchase Price paid by Buyer under this Agreement.


                                         ARTICLE IX
                                   TERMINATION

               9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                        (a) by the mutual written consent of the Company, the Sellers and Buyer;

                        (b) in writing by Buyer, if the Company or any of the Sellers has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                        (c) in writing by the Sellers and the Company, if Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                        (d) in writing by either the Company and the Sellers, on the one hand, or Buyer, on the other hand, in the event the Closing has not occurred on or before March 31, 1999, unless the failure of such consummation or the failure to satisfy such condition, as applicable, shall be due to a breach of any representation or warranty made by the party or parties seeking to terminate this Agreement or the failure of such party or parties to comply in all material respects with the agreements and covenants contained herein to be performed by such party or parties.

               9.2 EFFECT OF TERMINATION. If the transactions contemplated by this Agreement are terminated pursuant to Section 9.1 by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and the second to last sentence of Section 5.5 and (ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.


                                         ARTICLE X
                                  MISCELLANEOUS

               10.1 MODIFICATIONS; WAIVERS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

               10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:


                            Buyer:

                                  Global Vacation Group, Inc.
                                  1420 Pennsylvania Avenue, NW
                                  Suite 550
                                  Washington, D.C.  20005
                                  Attention:     Roger Ballou, Chairman
                                                 Larry Gilbertson
                                  Fax No.: (202) 347-0710
                                  Tel No.: (202) 347-1800

                            With a copy to:

                                  Hogan & Hartson L.L.P.
                                  Columbia Square
                                  555 Thirteenth Street, NW
                                  Washington, DC  20004-1109
                                  Attention:     Christopher Hagan
                                                 Hovey Kemp
                                  Fax No.: (202) 637-5910
                                  Tel No.: (202) 637-5600

                             The Company or the Sellers:

                                 c/o Friendly Holidays, Inc.
                                 1983 Marcus Avenue, Suite C-130
                                 Lake Success, New York  11042
                                 Attention:     Eric Aversa and Dorothy Mazzotta
                                 Fax No.: (516) 358-1544
                                 Tel No.: (516) 358-1329

                             With a copy to:

                                 Certilman, Balin, Adler & Hyman, LLP
                                 90 Merrick Avenue
                                 East Meadow, New York  11554
                                 Attention:     Fred Skolnik, Esq.
                                 Fax No.: (516) 296-7111
                                 Tel No.: (516) 296-7000


or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

               10.3 COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

               10.4 EXPENSES. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein, provided, however, that the Sellers shall bear all costs and expenses of
                        (i) any broker involved in this transaction on behalf of the Sellers or the Company and (ii) all legal and other expenses of the Sellers or the Company with respect to this Agreement and the transactions contemplated hereby.

               10.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Company, Buyer and the Sellers, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company or the Sellers without the prior written consent of Buyer. This Agreement shall be assignable by Buyer to either (a) any lender providing financing to Buyer or its Affiliates or (b) an Affiliate of Buyer, in each case without the prior written consent of Sellers, but any such assignment shall not relieve Buyer of its obligations hereunder. In addition, Buyer may assign any or all of its rights and obligations hereunder, without the consent of the Sellers following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Buyer or the Company (whether effected by sale, exchange, merger, consolidation or other transaction); provided, however, that any sale of all or substantially all of the assets, capital stock or business of the Company prior to October 1, 1999 shall result in the guaranteed payment of at least the Earned Payout Amount in accordance with the terms and provisions set forth in Annex I hereto; provided, further, that in no event shall Buyer be relieved of its obligations under this Agreement after such assignment without the express written consent of the Sellers.

               10.6 ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

               10.7 GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

               10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two (2) years, provided (a) the representations and warranties contained in Sections 3.14 and 3.17 of this Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, 3.6 and 6.5(d) of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire,
                        (c) all covenants in Article VI which have an expiration date contained therein shall expire as of such date, and
                        (d) all other covenants in this Agreement that do not have an expiration date shall expire upon the expiration of the applicable statutes of limitations.

               10.9 DISPUTE RESOLUTION. ALL DISPUTES BETWEEN THE SELLERS AND BUYER WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS OF THE SELLERS AND BUYER HEREUNDER (OTHER THAN DISPUTES INVOLVING ALLEGATIONS OF INTENTIONAL FRAUD AND DISPUTES ARISING UNDER SECTION 6.4 OF THIS AGREEMENT), WHICH CANNOT BE RESOLVED BY MUTUAL AGREEMENT, WILL BE RESOLVED IN THE STATE OF NEW YORK (NASSAU COUNTY) BY BINDING ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN THE STATE OF NEW YORK (NASSAU COUNTY) OR BY ANY OTHER MEANS OF ALTERNATIVE DISPUTE RESOLUTION MUTUALLY AGREED UPON BY THE PARTIES.

               10.10 INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

               10.11 PUBLIC ANNOUNCEMENTS. Neither the Sellers nor the Company shall make any public announcement of the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Except as required by law, the Buyer shall not make any public announcement of the transactions contemplated hereby without the prior written consent of either Eric Aversa or Dorothy Mazzotta, which consent shall not be unreasonably withheld.

               10.12 REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies of the parties under this Agreement are cumulative and shall not exclude any other non-monetary remedies to which any party may be lawfully entitled.

               10.13 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

               10.14 STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

                        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                            BUYER:

                            GLOBAL VACATION GROUP, INC.



                            By:
                                   --------------------------------------------
                                   Walter S. Berman
                                   Executive Vice President and Chief Financial
Officer

                            THE COMPANY:

                            FRIENDLY HOLIDAYS, INC.



                            By:
                                   ------------------------------------
                                   Eric Aversa
                                   President


                            SELLERS:


                            ---------------------------------
                            Dorothy Mazzotta


                            ---------------------------------
                            Joanne Mazzotta Greene


                            ---------------------------------
                            Elizabeth Aversa